EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136063 on Form S-8 of our report dated March 16, 2007 (which report expresses an unqualified opinion on the consolidated financial statements and included an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” effectively January 1, 2006), relating to the consolidated financial statements of Techwell, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Techwell, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 16, 2007